Exhibit 99.2
October 30, 2025

Fellow Shareholders:

We are greatly saddened this quarterly update comes after the recent sudden passing of our founder Doug Lebda. Doug created LendingTree in 1996 after being frustrated with the shopping process to finance the purchase of his first home. From this simple premise of empowering consumers with transparency into available mortgage rates, Doug created the first digital shopping experience for consumer financial products.

In the years since, our company has helped millions of consumers obtain billions of dollars in loans. Doug led us through several historic cycles, including the early 2000's tech bubble, the 2008 financial crisis and, more recently, the global COVID pandemic. The lessons he taught us, and the durable company he built, will continue to guide us as we honor his vision to create a leading marketplace for consumers to find the right financial products at the most competitive prices.

As a testament to the quality and strength of the company Doug founded, we are proud to share our results from the third quarter which exceeded our guidance. All three of our reportable segments notably recorded healthy double-digit annual growth in both revenue and segment profit. Consolidated revenue of $308 million was up 18% over the prior year period, the second highest quarterly revenue in our company's history, and our sixth consecutive quarter of delivering YoY growth. Total segment profit of $94.6 million grew 20% YoY, and our AEBITDA of $39.8 million increased 48%, driven by strong operating leverage from our commitment to expense discipline.

Our Insurance segment delivered standout performance, with record revenue of $203.5 million in the quarter, up 20% from the prior year. The largest auto insurers are still aggressively acquiring new customers while enjoying healthy underwriting profitability. Demand for new homeowners' policies from carriers is also growing nicely, while our health insurance vertical has become a noticeable contributor to overall results. We expect the strength of this insurance cycle to continue in 2026 following the previous lengthy disruption due to record inflation in auto loss costs that began three years ago.

Consumer segment revenue growth of 11% from the prior year was led by a 50% increase in revenue from our Small Business product. The strategic decision to invest in our concierge sales team to improve service for our business owner customers has generated very strong returns. We are actively exploring if other products in our marketplace could benefit from this high-touch sales platform.

Despite elevated interest rates and restricted home sales, our Home segment grew revenue 18% and segment profit 27% compared to the prior year quarter. The recovery in the U.S. housing market remains sluggish, but over time we would expect normalization to support increased revenue and segment profit.

Q3.2025	1

Our balance sheet is strong and continues to improve. Net leverage at quarter end was 2.6x, the lowest level since the end of 2020. During the quarter we successfully refinanced our outstanding debt with a new $400 million five-year term loan and an undrawn $75 million revolver. Aside from interest expense savings, this new facility increases our operating flexibility and allows us to pursue value added strategies in the future, which may include opportunistic share repurchases or accretive growth acquisitions.

A summary of our consolidated and segment level results follows:

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2025			2024		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change

Total revenue	$307.8	$250.1	$239.7	$261.5	$260.8	18%

Income (loss) before income taxes	$11.6	$10.8	$(14.8)	$9.1	$(57.5)	120%
Income tax (expense) benefit	$(1.4)	$(1.9)	$2.4	$(1.6)	$(0.5)	180%
Net income (loss)	$10.2	$8.9	$(12.4)	$7.5	$(58.0)	118%
Net income (loss)% of revenue	3%	4%	(5)%	3%	(22)%

Income (loss) per share
Basic	$0.75	$0.65	$(0.92)	$0.56	$(4.34)
Diluted	$0.73	$0.65	$(0.92)	$0.55	$(4.34)

Variable marketing margin
Total revenue	$307.8	$250.1	$239.7	$261.5	$260.8	18%
Variable marketing expense (1) (2)	$(214.6)	$(166.5)	$(162.0)	$(174.8)	$(183.6)	17%
Variable marketing margin (2)	$93.2	$83.6	$77.7	$86.7	$77.2	21%
Variable marketing margin % of revenue (2)	30%	33%	32%	33%	30%

Adjusted EBITDA (2)	$39.8	$31.8	$24.6	$32.2	$26.9	48%
Adjusted EBITDA % of revenue (2)	13%	13%	10%	12%	10%

Adjusted net income (2)	$23.8	$15.4	$13.5	$15.8	$10.9	118%

Adjusted net income per share (2)	$1.70	$1.13	$0.99	$1.16	$0.80	113%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q3.2025	2

Q3 2025 Consolidated Results

Consolidated revenue of $307.8 million increased 18% over the prior year, driven by strong double-digit growth across each of our three segments.

We recorded GAAP net income of $10.2 million or $0.73 per diluted share.

Variable Marketing Margin of $93.2 million grew 21% over prior year.

Adjusted EBITDA was $39.8 million, an increase of 48% YoY.

Adjusted net income of $23.8 million translates to $1.70 per share.

Q3.2025	3

Segment Results

(millions)	2025			2024		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change
Home (1)
Revenue	$38.1	$40.4	$37.0	$34.0	$32.2	18%
Segment profit	$11.8	$13.1	$13.1	$11.7	$9.3	27%
Segment profit % of revenue	31%	32%	35%	34%	29%

Consumer (2)
Revenue	$66.2	$62.5	$56.0	$55.6	$59.5	11%
Segment profit	$35.2	$32.1	$27.1	$28.2	$28.0	26%
Segment profit % of revenue	53%	51%	48%	51%	47%

Insurance (3)
Revenue	$203.5	$147.2	$146.7	$171.7	$169.1	20%
Segment profit	$47.6	$40.0	$38.7	$48.0	$41.4	15%
Segment profit % of revenue	23%	27%	26%	28%	24%

Other Category (4)
Revenue	$—	$—	$—	$0.2	$—	—%
(Loss) profit	$(0.1)	$—	$—	$—	$—	—%

Total
Revenue	$307.8	$250.1	$239.7	$261.5	$260.8	18%
Segment profit	$94.6	$85.1	$79.0	$87.9	$78.6	20%
Segment profit % of revenue	31%	34%	33%	34%	30%

Brand marketing expense (5)	$(1.4)	$(1.5)	$(1.3)	$(1.2)	$(1.4)	—%

Variable marketing margin	$93.2	$83.6	$77.7	$86.7	$77.2	21%
Variable marketing margin % of revenue	30%	33%	32%	33%	30%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, auto loans, deposit accounts and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies. We closed the insurance agency business and ceased the sale of insurance policies in the second quarter of 2025.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q3.2025	4

Insurance

Our Insurance segment delivered record revenue of $203.5 million, up 20% from the year ago period, while segment profit of $47.6 million, up 15% YoY, was the second highest quarter on record following Q4 of last year.

Insurance carriers are broadly enjoying very strong automotive underwriting results following multiple quarters of premium increases and stable loss cost trends, and are aggressively pursuing new customers. The increased demand has created a competitive market to acquire customers seeking an auto policy, which has led to strong growth in both revenue as well as associated media costs.

In the quarter we generated growth from our deep funnel lead and call products that helped grow total segment profit at a strong margin. Revenue benefited to a greater degree from significant carrier investment buying clicks through our platform at the very top of the conversion funnel. Our strategy is to capture the maximum level of carrier advertising budgets when we have an opportunity to drive incremental segment profit and take share from competitors. These incremental dollars have pressured overall segment margin while simultaneously contributing to robust segment profit.

We will continue to maximize carrier budgets to take market share when it is accretive to segment profit. We would expect any decrease in demand from insurance advertisers to simultaneously reduce associated media costs and increase our segment profit margin in future quarters. Given the diversified returns we enjoy across our three reportable business segments and our broad base of national and regional carrier partnerships, we are uniquely positioned to continue leaning in to help our customers find new insurance policies at competitive prices.

Consumer

Our Consumer segment revenue of $66.2 million increased 11% YoY, while profit of $35.2 million grew 26%, driven by segment margins increasing to 53% compared to 47% a year ago. Similar to prior periods, strong growth in small business and personal loans were responsible for both the revenue and margin improvements. Also of note, credit card has returned to its historic margin profile driven by our TreeQual prequalification initiative, targeted marketing improvements, and various platform enhancements. We are now well positioned to lean back into this large market opportunity as we move into next year.

Small business revenue increased 50% YoY and the number of loans closed on our network grew by 30%. Through the investment we made in additional concierge sales team members we have built a durable platform to further scale this business going forward. As mentioned previously, we are actively testing how we can efficiently engage this higher-touch model to other products offered in our marketplace.

Personal loans revenue of $31.3 million increased 12% YoY. Our lender partners remain in growth mode and we have begun to see a broadening in credit appetite that has lead to a meaningful increase in close rates for our customers. We expect record credit card balances in the U.S., the consolidation of which is the largest use case for personal loan applicants, should provide opportunity for strong growth in this product into next year.

Q3.2025	5

Home

Home segment revenue of $38.1 million and profit of $11.8 million increased 18% and 27% YoY, respectively. The home equity product generated the bulk of segment revenue, totaling $28.3 million for 35% growth YoY. Appetite for primary mortgage loans remains near trough levels. A shortage of in-the-money refinance borrowers persists given the current higher level of mortgage rates, and historically low existing home sales are suppressing consumer demand for purchase loans.

Balance Sheet and Liquidity

Following our successful debt refinancing and retirement of our July 2025 convertible notes, our cash balance stood at $69 million and net leverage was 2.6x as of quarter end. Our new term loan matures in August of 2030 and contains no operating covenants, providing us enhanced capital flexibility. We will continuously evaluate shareholder accretive capital deployment against the benefit of debt reduction to further strengthen the balance sheet and improve free cashflow conversion.

Financial Outlook*

Today we update our full-year 2025 outlook and provide the resulting implied performance for Q4:

Full-year 2025:*
▪Revenue of $1.08 to $1.09 billion
▪Variable Marketing Margin of $337 - $340 million
▪Adjusted EBITDA of $126 - $128 million

Implied Fourth-quarter 2025:*
▪Revenue: $280 - $290 million
▪Variable Marketing Margin: $82 - $85 million
▪Adjusted EBITDA: $29.5 - $31.5 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q3.2025	6

Conclusion

As we move forward, our leadership team and Board remain united in our commitment to Doug’s mission and to the values he championed. This quarter’s healthy performance underscores the strength of the platform Doug built and the enduring relevance of his vision. Doug’s legacy lives on in our work, in our culture, and in the impact we continue to make for consumers. We are more determined than ever to honor that legacy and will continue to deliver for our customers, our partners, and our shareholders—with clarity, conviction, and purpose.

Thank you for your continued support.

Sincerely,

Scott Peyree                Jason Bengel
CEO                    CFO

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q3.2025	7

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenue	$307,792	$260,789	$797,636	$638,697
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	11,017	9,372	30,954	26,328
Selling and marketing expense (1)	225,051	193,542	574,555	450,105
General and administrative expense (1)	26,229	26,680	81,923	79,594
Product development (1)	11,297	11,190	34,674	33,421
Depreciation	3,995	4,584	12,533	13,852
Amortization of intangibles	1,288	1,466	3,902	4,422
Restructuring and severance (1)	80	273	1,235	498
Litigation settlements and contingencies	69	3,762	15,279	3,791
Total costs and expenses	279,026	250,869	755,055	612,011
Operating income	28,766	9,920	42,581	26,686
Other income (expense), net:
Interest expense, net	(17,907)	(10,060)	(37,393)	(17,899)
Other income (expense)	732	(57,391)	2,368	(55,305)
Income (loss) before income taxes	11,591	(57,531)	7,556	(46,518)
Income tax expense	(1,426)	(447)	(904)	(2,692)
Net income (loss) and comprehensive income (loss)	$10,165	$(57,978)	$6,652	$(49,210)

Weighted average shares outstanding:
Basic	13,623	13,349	13,538	13,236
Diluted	13,988	13,349	13,843	13,236
Net income (loss) per share:
Basic	$0.75	$(4.34)	$0.49	$(3.72)
Diluted	$0.73	$(4.34)	$0.48	$(3.72)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$73	$62	$101	$231
Selling and marketing expense	652	713	1,987	2,566
General and administrative expense	3,647	5,029	15,510	15,802
Product development	630	1,055	2,238	3,486
Restructuring and severance	—	—	255	—

Q3.2025	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2025	December 31, 2024
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$68,578	$106,594
Accounts receivable, net	149,444	97,790
Prepaid and other current assets	40,744	34,078
Total current assets	258,766	238,462
Property and equipment, net	33,915	42,780
Operating lease right-of-use assets	40,038	52,557
Goodwill	381,539	381,539
Intangible assets, net	39,381	43,283
Equity investments	475	1,700
Other non-current assets	5,808	7,353
Total assets	$759,922	$767,674

LIABILITIES:
Current portion of long-term debt	$3,936	$124,931
Accounts payable, trade	52,050	8,360
Accrued expenses and other current liabilities	124,885	107,185
Total current liabilities	180,871	240,476
Long-term debt	388,370	344,124
Operating lease liabilities	52,044	69,238
Deferred income tax liabilities	6,082	4,884
Other non-current liabilities	157	131
Total liabilities	627,524	658,853
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,993,223 and 16,746,556 shares issued, respectively, and 13,637,757 and 13,391,090 shares outstanding, respectively	170	167
Additional paid-in capital	1,271,161	1,254,239
Accumulated deficit	(872,755)	(879,407)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	132,398	108,821
Total liabilities and shareholders' equity	$759,922	$767,674

Q3.2025	9

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended September 30,
	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income (loss) and comprehensive income (loss)	$6,652	$(49,210)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on impairments and disposal of assets	847	787
Amortization of intangibles	3,902	4,422
Depreciation	12,533	13,852
Non-cash compensation expense	20,091	22,085
Deferred income taxes	1,198	1,573
Bad debt expense	267	422
Amortization of debt issuance costs	1,360	1,691
Amortization of debt discount	335	224
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(762)	(2,624)
Gain on settlement of convertible debt	(266)	(9,035)
Loss on impairment of investments	1,225	58,376
Loss on repayment of term loans	7,861	—
Changes in current assets and liabilities:
Accounts receivable	(51,921)	(70,726)
Prepaid and other current assets	(5,439)	138
Accounts payable, accrued expenses and other current liabilities	61,733	74,445
Income taxes	(1,993)	(137)
Other, net	(1,048)	(261)
Net cash provided by operating activities	56,575	46,022
Cash flows from investing activities:
Capital expenditures	(9,423)	(8,398)
Proceeds from sale of fixed assets	2,497	2
Net cash used in investing activities	(6,926)	(8,396)
Cash flows from financing activities:
Proceeds from term loan	450,000	125,000
Repayment of term loan	(409,375)	(8,750)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(2,756)	(2,751)
Repayment and repurchase of 0.50% Convertible Senior Notes	(115,007)	(158,839)
Payment of revolver issuance costs	(1,432)	—
Payment of debt issuance costs	(5,095)	(4,152)
Payment of original issue discount	(4,000)	(3,125)
Other financing activities	—	(277)
Net cash used in financing activities	(87,665)	(52,894)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(38,016)	(15,268)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	106,594	112,056
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$68,578	$96,788

Q3.2025	10

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(in thousands)
Selling and marketing expense	$225,051	$176,753	$172,751	$185,858	$193,542
Non-variable selling and marketing expense (1)	(10,483)	(10,285)	(10,750)	(11,084)	(9,976)
Variable marketing expense	$214,568	$166,468	$162,001	$174,774	$183,566

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2025	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(in thousands, except percentages)
Net income (loss)	$10,165	$8,862	$(12,375)	$7,506	$(57,978)
Net income (loss) % of revenue	3%	4%	(5)%	3%	(22)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	11,017	10,029	9,908	9,744	9,372
Non-variable selling and marketing expense (1)	10,483	10,285	10,750	11,084	9,976
General and administrative expense	26,229	25,034	30,660	29,111	26,680
Product development	11,297	11,473	11,904	12,937	11,190
Depreciation	3,995	4,241	4,297	4,448	4,584
Amortization of intangibles	1,288	1,307	1,307	1,467	1,466
Restructuring and severance	80	357	798	10	273
Litigation settlements and contingencies	69	(2)	15,212	6	3,762
Interest expense, net	17,907	10,402	9,084	9,950	10,060
Other (income) expense	(732)	(248)	(1,388)	(1,143)	57,391
Income tax expense (benefit)	1,426	1,908	(2,430)	1,628	447
Variable marketing margin	$93,224	$83,648	$77,727	$86,748	$77,223
Variable marketing margin % of revenue	30%	33%	32%	33%	30%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2025	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(in thousands, except percentages)
Net income (loss)	$10,165	$8,862	$(12,375)	$7,506	$(57,978)
Net income (loss) % of revenue	3%	4%	(5)%	3%	(22)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,288	1,307	1,307	1,467	1,466
Depreciation	3,995	4,241	4,297	4,448	4,584
Restructuring and severance	80	357	798	10	273
Loss on impairments and disposal of assets	593	—	254	1,797	6
Loss on impairment of equity investments	—	1,225	—	—	58,376
Non-cash compensation	5,002	4,967	9,867	6,494	6,859
Litigation settlements and contingencies	69	(2)	15,212	6	3,762
Interest expense, net	17,907	10,402	9,084	9,950	10,060
Dividend income	(730)	(1,474)	(1,388)	(1,144)	(982)
Income tax expense (benefit)	1,426	1,908	(2,430)	1,628	447
Adjusted EBITDA	$39,795	$31,793	$24,626	$32,162	$26,873
Adjusted EBITDA % of revenue	13%	13%	10%	12%	10%

Q3.2025	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(in thousands, except per share amounts)
Net income (loss)	$10,165	$8,862	$(12,375)	$7,506	$(57,978)
Adjustments to reconcile to adjusted net income:
Restructuring and severance	80	357	798	10	273
Loss on impairments and disposal of assets	593	—	254	1,797	6
Loss on impairment of equity investments	—	1,225	—	—	58,376
Non-cash compensation	5,002	4,967	9,867	6,494	6,859
Litigation settlements and contingencies	69	(2)	15,212	6	3,762
Loss (gain) on extinguishment of debt	7,861	—	(266)	—	(416)
Adjusted net income	$23,770	$15,409	$13,490	$15,813	$10,882

Net income (loss) per diluted share	$0.73	$0.65	$(0.92)	$0.55	$(4.34)
Adjustments to reconcile net income (loss) to adjusted net income	0.97	0.48	1.92	0.61	5.16
Adjustments to reconcile effect of dilutive securities	—	—	(0.01)	—	(0.02)
Adjusted net income per share	$1.70	$1.13	$0.99	$1.16	$0.80

Adjusted weighted average diluted shares outstanding	13,988	13,650	13,686	13,591	13,555
Effect of dilutive securities	—	—	245	—	206
Weighted average diluted shares outstanding	13,988	13,650	13,441	13,591	13,349
Effect of dilutive securities	365	101	—	224	—
Weighted average basic shares outstanding	13,623	13,549	13,441	13,367	13,349

Q3.2025	14

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

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These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income (loss) excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

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Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2024, in our Quarterly Report on Form 10-Q for the period ended June 30, 2025, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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